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                                                                   Exhibit 10.37

                              EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT (the "Agreement") is made between Velocity Express, Inc. (together with its parents, subsidiaries and affiliates, collectively referred to throughout this Agreement as "the Company") and Drew Kronick ("Employee").

                In exchange for the Company's agreement to hire Employee effective November 28, 2001, and to provide access to the Company's Trade Secrets and Confidential Information, and the compensation and severance package set forth below, Employee's agrees as follows:

1. Compensation and Benefits The Company agrees to place Employee in the position of Senior Vice President, Sales and Marketing, reporting directly to the Chief Executive Officer, and to pay Employee a gross salary rate, which if annualized, equals $180,000, payable on equal installments on a biweekly basis. Employee's principal place of operations shall be located in Teterboro, New Jersey, subject to necessary business relocations within the close proximity of this office and subject to the provisions set forth in Paragraph 2. Employee shall be eligible to participate in the Management Incentive Plan, which provides potential incentive pay equal to 35% of Employee's annual salary rate, with an additional bonus potential based on the Company's profitability. Employee shall be eligible for all Company benefits, including health, disability, and dental insurance, 40IK, life insurance, and paid time off (which shall include three weeks' paid vacation). Employee also shall be eligible for 35,000 US&T stock options, with an additional 15,000 US&T stock options as a sign on bonus upon inception of employment. These option grants and the strike price for these options shall be subject to Board approval. Employee's eligibility, date of enrollment and costs for participation in such benefits shall be governed by the Company's policies. During the period before Employee's first enrollment opportunity, the Company agrees to reimburse Employee for the costs of continuing health and dental insurance with Employee's previous employer under COBRA. Employee shall be eligible to obtain vehicle business use reimbursement under the Company's Runnzheimer program, subject to Employee meeting the program's requirements.

2.      Severance

        As additional consideration for Employee's covenants herein, including the restrictive covenants set forth in Paragraphs 3 - 8, in the event that Employee's employment is terminated by the Company without Cause or by the Employee for Good Reason, as defined below, and upon such termination, Employee executes a Release in the standard separation and release form used by the Company with general reductions in force, the Company will pay Employee an amount equal to 52 weeks' wages, minus applicable withholdings, payable in equal installments on a biweekly basis in accordance with the Company's normal payroll practices (the "Severance Fund"). The amount of the Severance Fund shall be based solely on Employee's base salary rate at the tune of termination, and shall not include any additional amounts based on other benefits or earnings. If Employee resigns without Good

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        Reason or his employment is terminated for Cause as defined below,
        Employee will not be entitled to payment of any severance amount. For purposes of this Paragraph 1, the term "Cause" shall mean: (a) Employee's death; (b) Employee's becoming "Totally Disabled" (Employee shall be "Totally Disabled" as of the date he becomes entitled to receive disability benefits under the Company's long term disability plan); (c) Employee's conviction or admission of a felony or of any criminal act involving theft, dishonesty or physical violence; (d) Employee's commission of fraud or embezzlement; (e) Employee's gross misconduct or gross negligence in connection with the business of the Company; or (f) breach of any of the covenants set forth in this Agreement. Employee will be considered to have been terminated for "Cause" if, at any tune prior to a payment date for any portion of the Severance Fund, the Company reasonably determines in good faith that Employee engaged in an act constituting "Cause" while employed with the Company, regardless of whether Employee's employment was voluntarily or involuntarily terminated, and regardless of whether Employee's termination initially was considered to have been without Cause." For Purposes of this Agreement, "Good Reason" shall mean: (a) any reduction of Employee's base salary rate without Employee's written consent; or
        (b) any required relocation (to which Employee objects in writing prior to relocation) of a distance greater than 50 miles from the place of Employee's residence as of the date of the execution of this Agreement. "Good Reason" does not include "Cause" as defined above, reassignments or temporary or new or specific tasks involving the same or greater level of base salary rate, authority and responsibility as the position held by Employee at the time this Agreement was signed. Nothing contained in this Paragraph 1 shall be deemed to limit the Company's or Employee's rights to terminate the employment relationship at-will subject to this severance provision and Employee's restrictive covenants.

3.      Confidential Information

        (a) Employee and the Company agree that during the course of employment by the Company, Employee has and will come into contact with and have access to various technical and nontechnical Trade Secrets and Confidential Information, which are the property of the Company. This information relates both to the Company and any persons, firms, corporations or other entities that are or become customers, or are prospective customers, of the Company. Such Trade Secrets and Confidential Information include, but are not limited to, information with respect to costs, commissions, fees, profits, margins, sales, markets, products, mailing lists, strategies and plans for future business, new business development, and other development; methods, procedures, devices, data processing programs, computer models, research projects, routes, contractors, drivers and other means used by the Company in the conduct of its business; the identity of the Company's customers, their names and addresses, the names of representatives of such the Company's customers responsible for entering into contracts with the Company, the rates charged to and the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and the identities of the employees and independent contractors of the Company, salaries, wages, rates, bonuses, benefits, qualifications and abilities. Such information excludes that information already known to Employee prior to employment

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        with the Company, that information generally known or available to the general public, or that which becomes part of the public domain without Employee's involvement.

        (b) Employee specifically acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Trade Secrets and Confidential Information, which were developed, compiled and acquired by the Company over a considerable period of time and at great effort and expense. Employee further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the aforesaid Trade Secrets and Confidential Information by Employee, other than in connection with the Company's business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

        (c) Accordingly, Employee specifically covenants and agrees to hold all such Trade Secrets and Confidential Information and any data or documents containing or reflecting the same in the strictest confidence, and that both during employment and at any time after Employee's employment with the Company, Employee will not, without the prior written consent of the President of the Company, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than for the exclusive benefit of the Company, any Trade Secrets or Confidential Information whatsoever, whether contained in Employee's memory or embodied in writing or other physical form.

        (d) Employee further covenants and agrees to deliver to the Company, immediately upon cessation of employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, manuals, blanks, forms, databases and/or other computer programs reflecting any Trade Secrets or Confidential Information whatsoever, or otherwise relating to the Company's business; (ii) lists of the Company's customers or leads or referrals thereto; and (iii) any computer equipment, home office equipment, automobile or other business equipment which is owned, leased, or rented by or in the name of the Company which Employee may then possess or have under his control.

4.      Non-Solicitation of Customers

        (a) Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will continue to come into contact with some, most or all of the Company's customers, and learn or have access to Trade Secrets and Confidential Information regarding the Company's customers as set forth in paragraph 3 of this Agreement. Employee further acknowledges and agrees that loss of the Company's customers and/or its employees may cause the Company great and irreparable harm.

        (b) Consequently, Employee covenants and agrees that in the event of termination of employment by the Company, whether such termination is voluntary or involuntary, Employee will not, for the 52 weeks following termination, directly or indirectly, solicit or seek to do messenger, courier, transportation, logistics or delivery services of the type

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        conducted by the Company with any Company customer and/or its officers, directors, or its employees with which or whom Employee had any contact during his employment by the Company, without the express written consent of the President of the Company. This restriction does not restrict Employee from providing services to a customer of the Company in a geographic area or for a service type not serviced by the Company at any time within the six months preceding Employee's termination.

5.      Non-Competition

        (a) Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee's position and responsibilities with the Company and Employee's access to the Confidential Information, engaging in any business that is directly or indirectly competitive with the Company will cause it great and irreparable harm.

        Consequently, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of 52 weeks after such employment is terminated, whether voluntarily or involuntarily, by wrongful discharge or otherwise, Employee will not, without the express written consent of the President of the Company, directly or indirectly enter into or engage in messenger, courier, transportation, logistics or delivery services of the type conducted by the Company (whether as an individual for his own account, partner, joint venturer, agent, consultant, employee, officer, director or shareholder of any corporation, or otherwise), in any area over which Employee held responsibility within the last three years of employment or about which Employee had access to the Company's Confidential Information at any time during Employee's employment. In the event Employee resigns for reasons other than Good Reason, the restrictions in this Paragraph 5 shall not apply, but all other reasons set forth in Paragraphs 3,4,6,7, and remain in full force and effect

6.      Non-Solicitation of Employees

        Employee agrees that he will not, during the term of employment with the Company and for an additional period of 6 months thereafter (the "Restricted Period"), either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of others, aid or endeavor to solicit or induce any other employee, employees, consultant and/or consultants of the Company to leave their employment or service of the Company in order to accept employment of any land with any other person, firm, partnership, or corporation with which Employee is or may become associated. In the event Employee receives 52 weeks' severance due to a Change in Control termination, Employee covenants and agrees that the Restricted Period shall be for the 12 months following termination.

7.      Conflict of Interest

        During his term of employment with the Company, Employee may not use his position, influence, and knowledge of confidential information or Company assets for personal gain.

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        Any material direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer of the Company without disclosure and written approval from the President of the Company, is strictly prohibited and constitutes cause for dismissal.

8.      Secret Information Belonging To Others

        Employee represents that Employee's employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party to keep secret confidential information belonging to others or to assign inventions to them. Employee will not disclose to the Company or use in its behalf any confidential information belonging to others. Employee agrees that in the event any former Employer takes any action against Employee or the Company, whether for an injunction or damages, Employee shall be solely responsible for defending any such claims and that the Company will not indemnify or hold Employee harmless for any liability or damage awards. To the extent Employee is enjoined from performing on behalf of the Company, the Company shall not pay Employee for the duration of any such injunction.

9.      Enforcement

        Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and that any breach of paragraphs 3 through 8 or any subparagraph thereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach of paragraphs 3 through 8 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; (b) forfeiture of any Severance Fund amounts paid or to be paid to Employee; (c) any other damage amounts that were caused by such breach; and (d) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Company to enforce the provisions of paragraphs 3 through 8. The Company acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the economic well being of Employee and that any wrongful failure to pay any owed severance pay under the terms of Paragraph 2 will result in irreparable harm during the period during which such failure continues. Accordingly, if the Company is in default on any installation of the Severance Fund following written notice by Employee of such default and a 20 day opportunity to cure, if Employee must then enforce compliance with Paragraph 2 by way of injunctive or other legal action, if Employee prevails, Employee will be entitled to receive any outstanding amount of the Severance Fund in a lump sum, and to recover Employee's attorneys' fees incurred in enforcing Employee's entitlement to severance, and to be released from any restrictive covenants remaining in force at the time of such determination, with the exception that Employee shall not be released from

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        his duty to maintain and refrain from using or disclosing the confidentiality of the Company's Trade Secrets and Confidential Information. Employee shall not be entitled to a lump sum payment of severance, attorneys' fees or a release from any restrictive covenants if Employee is found to be in breach of his obligations under this Agreement, and the Company waives no rights to seek enforcement of its rights herein.

10.     Employment At Will

        This Agreement is not an employment agreement for any specific term. Employee acknowledges and agrees that employment with the Company is not for any specific period of time and he has the right to resign from such employment at any time he desires, subject to the restrictive covenants set forth herein and that likewise, the Company has the right to terminate the employment relationship at any time it desires to do so, with or without cause and with or without notice, subject only to the severance provisions set forth in Paragraph 2 and the restrictive covenants set forth in Paragraphs 3 through 8.

11.     Modification

        No modification of this Agreement shall be valid unless made in writing, wherein specific reference is made to this Agreement, and signed by both parties hereto.

12.     Binding Effect

        This Agreement shall be binding upon Employee, Employee's heirs, executors, assigns, and administrators and the Company and its successors and assigns, including any subsequent purchasing or merging entity.

13.     Confidentiality of Agreement; Non-Disparagement

        In further consideration of the covenants, agreements, payments and other acts or things agreed to be done herein, Employee hereby agrees not to disclose, divulge or discuss, nor cause anyone in privity with him to disclose, divulge or discuss, either directly or indirectly, the terms of this Agreement unless such disclosure is required by law. The parties further agree that they shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party. However, nothing shall prevent either party from making factual statements regarding the other party in any litigation or governmental investigation.

14.     Entire Agreement

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement, superseding all prior or contemporaneous agreements and understandings (whether oral or written) between the parties with respect to the subject matter of the Agreement, including any Employment Agreement entered by the parties.

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15.     Construction

        The headings of the paragraphs of this Agreement are inserted for convenience only, and do not constitute part of and shall not be used to interpret this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

16.     Severability

        If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

17.     Non-Waiver

        The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of his rights under this Agreement, or by an officer of the Company (other than Employee) or some other person duly authorized by the Company.

AGREED TO BY:
Dated: ____________________________          By:  Employee

                                                  /s/ Andrew B. Kronick
                                                  ------------------------------

                                             VELOCITY EXPRESS, INC.

Dated: ____________________________          By:  ______________________________

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